                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                           Commerce Bancshares, Inc.
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                        [COMMERCE BANCSHARES, INC. LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 19, 2000

     The annual meeting of the shareholders of Commerce Bancshares, Inc., will be held in the Plaza Room at the Ritz-Carlton, St. Louis, 100 Carondelet Plaza, Clayton, Missouri, on April 19, 2000, at 9:30 a.m., for the following purposes:

     (1) To elect five directors to the 2003 Class for a term of three years;
         and

     (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on February 25, 2000, as the time as of which the shareholders of Commerce Bancshares, Inc., entitled to notice of and to vote at the meeting shall be determined.

                                        By Order of the Board of Directors

                                        J. DANIEL STINNETT, Secretary

March 16, 2000

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. YOU ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

                                PROXY STATEMENT

                           COMMERCE BANCSHARES, INC.

                         ANNUAL MEETING APRIL 19, 2000

SOLICITATION:

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Commerce Bancshares, Inc. (the "Company"), P.O. Box 13686, Kansas City, Missouri 64199, of proxies to be used at the annual meeting of shareholders of the Company to be held April 19, 2000. The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegram by regular employees of the Company. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to their principals and the Company will reimburse them for the expense of doing so. This proxy statement and proxy will be first sent to security holders on or about March 16, 2000.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised; there is no formal method required for revocation.

VOTING SECURITIES AND OWNERSHIP THEREOF BY CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT:

     Only shares at the close of business on February 25, 2000, are entitled to vote at the meeting, and at the close of business on said date there were outstanding 61,856,051 shares of common stock of the Company. Each holder of common stock is entitled to one vote for each share held. In the election of directors, abstentions and broker nonvotes will be considered solely for quorum purposes and are not counted for the election of directors. On all other matters presented for shareholder vote, abstentions will be treated as votes against such matters and broker nonvotes will have no effect on the outcome.

     (a) Under applicable Securities and Exchange Commission Rules, beneficial ownership of shares includes shares as to which a person has or shares voting power and/or investment power.

     As of December 31, 1999, the trust departments of the Company's subsidiary banks beneficially owned 3,541,942 shares representing 5.67% of the Company's outstanding common stock as of that date. Of those shares the subsidiary banks had (i) sole voting power over 2,082,426 shares; (ii) shared voting power over 1,459,516 shares, (iii) sole investment power over 2,082,426 shares and (iv) shared investment power over 1,459,516 shares. The Company has been advised by the subsidiary banks that the shares held by them and as to which they have sole voting power will be voted at the annual meeting for the election of directors. Shares held in all other fiduciary accounts will be voted as specifically directed by the co-trustees and co-executors. Shares held in agency and custodial accounts will be voted by the owners.

     (b) The following information pertains to the common stock of the Company beneficially owned, directly or indirectly, by all directors and nominees for director, the executive officers named in the Summary Compensation Table, and by all directors, nominees and executive officers of the Company as a group as of December 31, 1999. Such persons have sole voting and sole investment power as to such shares unless otherwise noted.

                    NAME AND ADDRESS OF                          NUMBER             PERCENT
                      BENEFICIAL OWNER                          OF SHARES           OF CLASS
                    -------------------                         ---------           --------
Giorgio Balzer..............................................       6,381               **
Kansas City, Missouri
Fred L. Brown...............................................       6,266               **
St. Louis, Missouri
John Capps..................................................       2,288               **
Creve Coeur, Missouri
Seth M. Leadbeater..........................................      13,579               **
Clayton, Missouri...........................................      97,931(3)
W. Thomas Grant, II.........................................       2,882               **
Shawnee Mission, Kansas
James B. Hebenstreit........................................      23,113               **
Kansas City, Missouri
Mary Ann Krey...............................................       5,003               **
St. Peters, Missouri
David W. Kemper.............................................       8,354
Clayton, Missouri...........................................     100,961(1)*
                                                                 792,100(2)
                                                                 207,814(3)
                                                                 112,464(4)
                                                                 641,730(5)           3.0
Jonathan M. Kemper..........................................      11,607
Kansas City, Missouri.......................................     421,068(1)
                                                                 641,730(5)
                                                                 186,481(3)
                                                                 112,464(4)
                                                                 792,100(2)           3.5
Robert C. Matthews, Jr. ....................................      17,492
Kansas City, Missouri.......................................     107,329(3)            **
Terry O. Meek...............................................      11,895               **
Springfield, Missouri
Benjamin F. Rassieur, III...................................       2,745               **
St. Louis, Missouri
John H. Robinson, Jr. ......................................       4,395               **
Kansas City, Missouri
L. W. Stolzer...............................................     355,293(6)            **
Manhattan, Kansas
William A. Sullins, Jr. ....................................      39,603
Clayton, Missouri...........................................     157,441(3)            **
Andrew C. Taylor............................................      10,881               **
St. Louis, Missouri
Robert H. West..............................................      10,636               **
Kansas City, Missouri
All 25 directors, nominees and executive officers as a
  group.....................................................     376,054
(including those listed above)..............................     522,029(1)
                                                                 792,100(2)
                                                                 756,996(3)
                                                                 112,464(4)
                                                                 641,730(5)
                                                                 355,293(6)           5.7

---------------
(1) Shared voting power and investment power.

(2) Mr. David W. Kemper has sole investment power, but shares voting power with Mr. Jonathan M. Kemper.

(3) Shares which could be acquired within 60 days by exercise of options.

(4) Owned by corporation as to which Messrs. David W. Kemper and Jonathan M. Kemper share voting and investment power. Messrs. David W. Kemper and Jonathan M. Kemper disclaim beneficial ownership as to such shares.

(5) Mr. Jonathan M. Kemper has sole investment power, but shares voting power with Mr. David W. Kemper.

(6) Does not include 875,754 shares owned by spouse or by trust for benefit of spouse. Mr. Stolzer disclaims beneficial ownership as to such shares.

  * Mr. David Kemper disclaims beneficial ownership as to such shares.

 ** Less than 1%.

     At December 31, 1999, Mr. James M. Kemper, Jr., father of David W. Kemper and Jonathan M. Kemper was the beneficial owner of 2,818,695 shares of Company Common Stock, representing 4.5% of the outstanding shares of the Company. Messrs. James M. Kemper, David W. Kemper and Jonathan M. Kemper beneficially own in the aggregate 5,200,417 shares of Company Common Stock representing 8.3% of the outstanding shares of the Company.

                             ELECTION OF DIRECTORS

     Under the Articles of Incorporation and the By-Laws of the Company, the Board of Directors is divided into three classes, each as nearly equal as possible, and the Board is authorized to determine the number of persons constituting the board. The Board has fixed the number of directors at fifteen. Therefore, it is proposed that five directors (constituting one-third of the board of directors) be elected at the meeting to serve until the 2003 annual meeting (the 2003 Class), and until their successors shall be elected and qualified unless otherwise directed. The persons acting under the accompanying proxy intend to vote for the election of the nominees hereinafter named. Should any nominee become unable to accept nomination or election, it is intended, unless otherwise directed, that the person acting under the proxy will vote for the election of such other person as the Board of Directors of the Company may recommend. The five nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting, a quorum being present, shall become directors. Vacancies occurring in a class during a term are filled by the Board pursuant to the Company's By-Laws. There are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

     The following information is provided with respect to each nominee:

                                                       PERIODS SERVED AS DIRECTOR
                                                        AND BUSINESS EXPERIENCE
           NAME AND AGE                                   DURING PAST 5 YEARS
           ------------                                --------------------------
2003 CLASS:
Giorgio Balzer, 59................    Elected a director in December, 1990. Mr. Balzer is, since
                                      August 1990, Chairman of the Board and Chief Executive
                                        Officer of Business Men's Assurance Company of America. He
                                        is also U.S. Representative for Assicurazioni-Generali,
                                        S.p.A., U.S. Branch, an Italian insurance group, as well
                                        as Chairman of Worldwide Assistance Services, Inc.,
                                        Washington, D.C. He is also a director of Jones and
                                        Babson; CNA Surety, Chicago, Illinois; and Transocean
                                        Holding Corp., a Generali financial company in the U.S.
Jonathan M. Kemper, 46............    Elected a director in January, 1997. He is Vice Chairman of the Company and Vice Chairman of Commerce Bank, N.A., a
                                        subsidiary of the Company. He is also a director of Tower
                                        Properties. Mr. Jonathan Kemper is the brother of David W.
                                        Kemper.

                                                       PERIODS SERVED AS DIRECTOR
                                                        AND BUSINESS EXPERIENCE
           NAME AND AGE                                   DURING PAST 5 YEARS
           ------------                                --------------------------
Mary Ann Krey, 52.................    Elected a director in April, 1996. She is the Chief
                                      Executive Officer of Krey Distributing Company. Krey
                                        Distributing Company is the exclusive Anheuser Busch
                                        wholesaler for St. Charles and Lincoln counties in
                                        Missouri. She is also a director of Laclede Gas Company,
                                        CPI Corporation, and Masco Corporation. She has served as
                                        a director of Commerce Bank, N.A., a subsidiary of the
                                        Company.
Terry O. Meek, 56.................    Elected a director in April, 1989. Mr. Meek is President of
                                      Meek Lumber Yard, Inc., which operates a chain of builders'
                                        materials centers under the name Meeks Building Centers.
                                        He has served as a director of Commerce Bank, N.A., a
                                        subsidiary of the Company.
L. W. Stolzer, 65.................    Elected a director in October, 1995. He is the Chairman and
                                      Chief Executive Officer of Griffith Lumber, Inc. Griffith
                                        Lumber Company is a retail lumber and building materials
                                        business located in Manhattan, Kansas, marketing to
                                        commercial, industrial and construction accounts. Mr.
                                        Stolzer is also Chairman of the Community Board of the
                                        Manhattan, Kansas branch of Commerce Bank, N.A. and has
                                        served as a director of Commerce Bank, N.A., a subsidiary
                                        of the Company.

     The following directors of the Company are not nominees for election, and their terms will continue after the 2000 annual meeting.

2002 CLASS:
John R. Capps, 49.................    Elected a director in February, 2000. Mr. Capps has served as the President and Chief Executive Officer of Plaza Motor
                                        Company since 1981. Plaza Motor Company is a retail
                                        dealership for eight luxury automobile franchises. Mr.
                                        Capps is a director of Whitfield School (from
                                        1995-present), St. Louis Priory School (from 1988-present)
                                        and Muny Opera (from 1999-present). He also served as a
                                        director of Commerce Bank, N.A., a subsidiary of the
                                        Company.
W. Thomas Grant, II, 49...........    Elected a director in June, 1983. Mr. Grant became the
                                      Chairman of the Board of LabOne, Inc. in October, 1995.
                                        LabOne, Inc. is a national laboratory services provider
                                        that performs insurance, clinical and substance abuse
                                        testing. Mr. Grant also serves on the board of directors
                                        for Kansas City Power and Light Company, Response
                                        Oncologies, Inc., AMC Entertainment, Inc., and Business
                                        Men's Assurance Company.
James B. Hebenstreit, 54..........    Elected a director in October, 1987. He is President since
                                      January, 1992 (Executive Vice President from September,
                                        1989; Senior Vice President since November, 1987) of
                                        Bartlett & Company which is engaged in grain merchandising and storage, flour and feed milling and cattle feeding.
John H. Robinson, Jr., 49.........    Elected a director in August, 1995. He is Vice Chairman of
                                      Black & Veatch, an engineering, construction and technical consulting services firm. He has been a director of
                                        Alliance Resources Management, GP since September 1999,
                                        Coeur d'Alenes Mines Corp. since April 1998, and
                                        Protection One, Inc. since January 2000. He was a director of Lab Holdings Inc. until August 1999. He has also served as a director of Commerce Bank, N.A., a subsidiary of the
                                        Company.

William A. Sullins, Jr., 61.......    Elected a director in February, 1999. He is Vice Chairman of the Company and is Vice Chairman of Commerce Bank, N.A., a
                                        subsidiary of the Company.
2001 CLASS:
Fred L. Brown, 59.................    Elected a director in February, 1994. Mr. Brown is Vice
                                      Chairman (as of January 1, 1999) and a member of the board of directors (since June, 1993) of BJC Health System which provides acute, long-term care and related health care
                                        services in Missouri and southern Illinois. He is also
                                        immediate past Chairman of the American Hospital
                                        Association (resigned December 31, 1999). He is a director of Citation Computer Systems, Inc., Morrison Management
                                        Specialists, Inc., America's Doctor.com (June 1999) and
                                        Xcare.net (December 1999). He was a director of Senior
                                        Assist until June 1999. He has also served as a director
                                        of Commerce Bank, N.A., a subsidiary of the Company.
David W. Kemper, 49...............    Elected a director in February, 1982. Mr. Kemper is Chairman of the Board (since November, 1991), President and Chief
                                        Executive Officer of the Company and is Chairman of the
                                        Board, President, and Chief Executive Officer of Commerce
                                        Bank, N.A., a subsidiary of the Company. He is also a
                                        director of Wave Technologies International, Inc., Ralcorp
                                        Holdings, Inc., and Tower Properties Company. Mr. David
                                        Kemper is the brother of Jonathan M. Kemper.
Benjamin F. Rassieur, III, 45.....    Elected a director in August, 1997. Mr. Rassieur became
                                      President of Paulo Products Co. in August, 1987. The company is engaged in commercial heat treating, electroplating,
                                        and furnace brazing services.
Andrew C. Taylor, 52..............    Elected a director in February, 1990. Mr. Taylor is
                                      President and Chief Executive Officer of Enterprise
                                        Rent-A-Car Company (formerly Enterprise Leasing Co.) which is engaged in automobile leasing, rental and related
                                        services. He is also a director of GenAmerica Life
                                        Insurance Company and Anheuser-Busch Companies. Mr. Taylor
                                        has served as a director of Commerce Bank, N.A., a
                                        subsidiary of the Company.
Robert H. West, 61................    Elected a director in October, 1985. Mr. West retired as
                                      Chairman of the Board of Butler Manufacturing Company and
                                        from its board of directors on July 1, 1999. He is a
                                        director of Kansas City Power & Light Company and
                                        Burlington Northern Santa Fe Corporation. Mr. West has
                                        also served as a director of Commerce Bank, N.A., a
                                        subsidiary of the Company.

     The following directors currently serve as members of the audit committee of the Board: Fred L. Brown, James B. Hebenstreit and Robert H. West, none of whom is an officer of the Company. The audit committee annually receives the proposal of the independent public accountants for the performance of audit services for the Company and its subsidiaries, reviews the scope of audits to be performed by the independent public accountants and the internal auditing staff of the Company, reviews annually the program of the internal auditing staff both with respect to audits performed in the prior year and scheduled audits for the ensuing year and receives, reviews and takes action which it deems appropriate with respect to reports submitted by the internal auditing staff and the independent public accountants. The audit committee held three meetings during 1999.

     The Board of Directors has appointed a compensation and benefits committee to review and establish compensation to be paid to officers of the Company and to grant options pursuant to the Company's stock option plans. Directors Giorgio Balzer, Mary Ann Krey and Andrew C. Taylor presently comprise the committee which held two meetings during 1999 for these purposes.

     The Board of Directors has established a committee on directors for the purpose of considering and recommending to the full Board the nominees for election to the Board of Directors of the Company. W. T. Grant II, Terry O. Meek and Dolph C. Simons, Jr. (retired effective February 7, 2000), were members of the committee which held one meeting in January 2000. By mid-February of each year, the committee makes its recommendations to the Board of its proposed slate of directors for the class of director to be submitted to the shareholders of the Company at the annual meeting to be held the following April. The committee will consider shareholder nominations, which should be submitted in writing by the previous October 31 to the Company's Secretary, J. Daniel Stinnett, at its principal office in Kansas City. The Board of Directors held four meetings during 1999. Each director, except John H. Robinson, Jr. attended 75% or more of the total number of meetings of the Board and meetings held by committees of the Board on which the respective director served.

     Directors and officers of the Company and the nominees for directors and their associates have deposit accounts with the subsidiary banks of the Company, and some directors, nominees for directors and officers and their associates also have other transactions with the subsidiary banks, including loans in the ordinary course of business, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

     During 1999, subsidiaries of the Company paid Tower Properties Company $1,242,928 in rentals, $1,177,850 in leasing fees, $354,877 for operation of parking garages, $751,424 for building management fees, $95,371 in parking fees, and $2,769,557 for other property repairs. Messrs. David Kemper and Jonathan Kemper are directors of Tower Properties Company and together with members of their immediate families own beneficially approximately 48% of the outstanding stock of Tower Properties Company.

     The Company made the decision in 1999 to renovate the Commerce Trust Building in Kansas City. Two of the three lots on which the Commerce Trust Building is situated are not owned by the Company or any subsidiary. In order to receive consideration for tax abatement on the project, the Company made the decision to acquire the underlying fee interests. The two lots are owned by various trust and individuals including trusts for which Commerce Bank, N.A. is trustee. Messrs. David W. Kemper and Jonathan M. Kemper and certain of their family have interests in the property sought to be purchased. Because of the conflict of interest a petition was filed in the Circuit Court of Jackson County, Missouri, Probate Division on November 3, 1999 seeking Court approval of the sale of the lots to the Company for $554,000. Independent appraisals have been obtained and the Court has appointed a Trustee Ad Litem to report on the fairness of the offer. The Company has also agreed to pay the costs associated with obtaining Court approval. A decision is expected soon.

DIRECTOR COMPENSATION:

     An employee of the Company or a subsidiary of the Company receives no additional compensation for serving as a director. Non-employee directors of the Company are required to participate in the Stock Purchase Plan for Non-Employee Directors. Under this Plan, all compensation payable to a non-employee director is credited to an account in the name of such director as earned and the Company contributes to the account of such director an amount equal to 25% of the compensation credited to the director's account. As of the last business day of each month, the cash balance is used to purchase from the Company whole shares of common stock of the Company based on the last sale price of the Company's common stock on such date. Each nonemployee director of the Company contributes (as adjusted for the 25% contribution by the Company) the annual retainer of $9,000 (paid on a quarterly basis), fees of $2,500 for each meeting of the Board of Directors attended, and fees of $500 for attendance at each meeting of a committee of which the director was a member and attended.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     The Corporation has a Severance Agreement with each of David W. Kemper, Jonathan M. Kemper, William A. Sullins, Jr., Seth M. Leadbeater and Robert C. Matthews, Jr. which provides among other things, that, if his employment is terminated by the Corporation without "cause" or by him for "good reason" either during the twelve months before or the three years after a "change in control," or if he voluntarily terminates for any reason during the 30 days following one year after a "change of control," he shall receive three times his annualized base salary in effect twelve months prior to the "change in control," three times his average annual bonus for the prior three years, the greater of his actual bonus for the preceding first year or his target bonus for the current year (prorated for the year in which the termination occurs), and continuation of health and welfare benefits at a cost equal to such rates paid from time to time by similarly situated employees of the Corporation, "grossed up" to cover any excise tax imposed by Section 4999 of the Internal Revenue Code.

EXECUTIVE COMPENSATION:

     The following information is given as to the Chief Executive Officer ("CEO") and as to each of the four most highly compensated executive officers of the Company, other than the CEO, who received total cash compensation of more than $100,000, during the fiscal year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                                             -----------------------------------
                                             ANNUAL COMPENSATION                      AWARDS             PAYOUTS
                                    -------------------------------------    ------------------------    -------
                                                                    (E)                       (G)                      (I)
                                                                   OTHER        (F)        SECURITIES                  ALL
                                                                  ANNUAL     RESTRICTED    UNDERLYING      (H)        OTHER
                                              (C)        (D)      COMPEN-      STOCK        OPTIONS/      LTIP       COMPEN-
              (A)                   (B)     SALARY      BONUS     SATION       AWARDS         SARS       PAYOUTS    SATION(1)
  NAME AND PRINCIPAL POSITION       YEAR      ($)        ($)        ($)         ($)           (#)          ($)          $
  ---------------------------       ----    -------    -------    -------    ----------    ----------    -------    ---------
David W. Kemper.................    1999    574,584    470,000         0         0           63,000         0         65,785
Chairman, President & CEO           1998    542,500    306,000         0         0           57,881         0         37,211
Commerce Bancshares, Inc.           1997    534,500    240,000         0         0           60,774         0         13,814
Jonathan M. Kemper..............    1999    309,000    165,000         0         0           28,350         0         19,524
Vice Chairman                       1998    298,125    135,000         0         0           26,459         0         14,720
Commerce Bancshares, Inc.           1997    293,375    115,000         0         0           28,650         0         11,110
William A. Sullins, Jr. ........    1999    246,500    125,000         0         0           15,750         0         29,229
Vice Chairman                       1998    240,750    100,000         0         0           16,537         0         23,738
Commerce Bancshares, Inc.           1997    237,999     85,000         0         0           20,836         0         17,196
Seth M. Leadbeater..............    1999    209,917    125,000         0         0           15,750         0         12,546
Executive Vice President            1998    190,750    100,000         0         0           14,883         0         10,589
Commerce Bancshares, Inc.           1997    178,290     75,000    99,150         0           15,627         0          8,687
Robert C. Matthews, Jr. ........    1999    199,000     82,500         0         0           13,125         0         15,281
Executive Vice President,           1998    191,250     85,000         0         0           13,229         0         13,361
Commerce Bancshares, Inc.           1997    186,750     60,000         0         0           15,627         0         11,081

---------------
(1) All Other Compensation (i) includes the total of the amounts contributed by the Company to the CERP and 401(k) Plans for the benefit of these individuals. For 1999, this is based on a maximum of 1.2% of salary in column (c) for the 401(k) Plan plus the amount allocated to each individual under the CERP Plan. For 1999, those amounts for the CERP and 401(k), respectively, are as follows: David W. Kemper --59,597 and $5,000; Jonathan
    M. Kemper--$13,433 and $5,000; William A. Sullins, Jr.--$19,859 and $5,000;
    Seth M. Leadbeater--$6,722 and $5,000; and Robert C. Matthews, Jr.--$8,914 and $5,000. Other amounts are for the Group Term Life Insurance plan of the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF STOCK
                                                                                           PRICE APPRECIATION FOR
                                   INDIVIDUAL GRANTS                                            OPTION TERM
---------------------------------------------------------------------------------------    ----------------------
                                                    (C)
                                                   % OF
                                      (B)          TOTAL
                                   NUMBER OF     OPTIONS/
                                   SECURITIES      SARS
                                   UNDERLYING     GRANTED
                                    OPTIONS/        TO            (D)
                                      SARS       EMPLOYEES    EXERCISE OR       (E)           (F)          (G)
              (A)                   GRANTED      IN FISCAL    BASE PRICE     EXPIRATION       5%           10%
             NAME                     (#)          YEAR         ($/SH)          DATE          ($)          ($)
             ----                  ----------    ---------    -----------    ----------    ---------    ---------
David W. Kemper................      63,000       13.10%       $36.4286       2/1/2009     1,443,313    3,657,639
Jonathan M. Kemper.............      28,350        5.89%       $36.4286       2/1/2009       649,491    1,645,938
William A. Sullins, Jr.........      15,750        3.27%       $36.4286       2/1/2009       360,828      914,410
Seth M. Leadbeater.............      15,750        3.27%       $36.4286       2/1/2009       360,828      914,410
Robert C. Matthews, Jr.........      13,125        2.73%       $36.4286       2/1/2009       300,690      762,008

     Options granted (column b) include only Incentive Stock Options (ISO), subject to IRS limitations, and Non-Qualified Stock Options (NQ). All substantive terms are identical--four (4) equal vesting periods with 25% exercisable at date of grant and an additional 25% exercisable on each anniversary date thereof, the exercise price is defined as the closing market price on the date of grant, and the options are not exercisable following voluntary termination. The options are not assignable but may be exercised by the optionee's estate or beneficiary, subject to certain limitations, in the case of the death of the optionee.

   AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                     VALUES

                                                                                    (D)              (E)
                                                                                 NUMBER OF        VALUE OF
                                                                                SECURITIES       UNEXERCISED
                                                                                UNDERLYING      IN-THE-MONEY
                                                                                UNEXERCISED     OPTIONS/SARS
                                                       (B)                     OPTIONS/SARS          AT
                                                     SHARES          (C)         AT FY-END         FY-END
                                                    ACQUIRED        VALUE           (#)              ($)
                      (A)                          ON EXERCISE    REALIZED     EXERCISABLE/     EXERCISABLE/
                     NAME                              (#)           ($)       UNEXERCISABLE    UNEXERCISABLE
                     ----                          -----------    --------     -------------    -------------
David W. Kemper................................      63,993       1,645,111       162,402         1,398,575
                                                                                   91,381           104,796
Jonathan M. Kemper.............................           0               0       165,616         2,390,967
                                                                                   41,653            49,404
William A. Sullins, Jr.........................           0               0       144,161         2,223,487
                                                                                   25,287            35,925
Seth M. Leadbeater.............................       1,365          29,542        86,366         1,218,897
                                                                                   23,159            26,944
Robert C. Matthews, Jr.........................           0               0        96,835         1,438,207
                                                                                   20,362            26,944

PERFORMANCE GRAPH:
[PERFORMANCE GRAPH]

                                                     COMMERCE (CBSH)            NASDAQ FINANCIAL                 S&P 500
                                                     ---------------            ----------------                 -------
1994                                                     100.00                      100.00                      100.00
1995                                                     152.00                      146.00                      138.00
1996                                                     197.00                      187.00                      169.00
1997                                                     309.00                      286.00                      226.00
1998                                                     307.00                      278.00                      292.00
1999                                                     261.00                      275.00                      354.00

     Assumes $100 invested 12/31/93 with dividends reinvested on a Total Return basis with Commerce (CBSH) compared to the above named indices.

RETIREMENT BENEFITS:

     The Company maintains the Commerce Bancshares Restated Retirement Plan. All employees are eligible to participate on the later of January 1st or July 1st after completion of one year of service and the attainment of age 21. The Plan provides benefits based upon earnings, age and years of participation.

     The annual benefit is determined under a cash balance formula effective January 1, 1995. Under the cash balance formula, a retirement account balance is maintained for each participant. At the end of each Plan Year beginning after December 31, 1994, the participant's account will be credited with a cash balance credit equal to a percentage of total pay for the year plus the same percentage of pay in excess of 50% of the Social Security taxable wage base for the year. Pay for this purpose is limited by Section 401(a)(17) of the Internal Revenue Code. The applicable percentage is determined by the sum of the participant's age and years of participation at the beginning of the Plan Year, and ranges from 1% for a sum of less than 30 to 4% for a sum of 75 or more. Interest is credited to the participant's account at the end of each Plan Year beginning after 1995 at a rate not less than 5% of the account balance at the end of the prior Plan Year (for 1999, the rate of interest was 7%). At retirement, the retirement account balance is converted to various annual benefit options based on actuarial factors defined in the Plan.

     In addition, the participant shall receive an annual benefit equal to his annual benefit accrued through December 31, 1994 under the Plan's prior formula, adjusted for increases in the cost of living (but not in excess of 4% per year) for each year of participation after December 31, 1994. This Plan is fully paid for by the Company and employees covered by the Plan become fully vested after five years of service. The normal retirement age under the Plan is 65. Reduced benefits are available as early as age 55. Messrs. D. Kemper, Jonathan Kemper, Sullins, Leadbeater and Matthews have, respectively, 21, 17, 24, 9 and 29 years of service as of December 31, 1999.

     Compensation covered by the Plan for 1999 includes salary (as reported in the Summary Compensation Schedule) and was limited by Section 401(a)(17) of the Internal Revenue Code to $160,000. The compensation for 1999 covered by the Plan was: Mr. D. Kemper $160,000; Mr. Jonathan Kemper $160,000; Mr. Sullins $160,000; Mr. Leadbeater $160,000; and Mr. Matthews $160,000.

     The estimated annual benefits payable at normal retirement age for Messrs. David Kemper, Jonathan Kemper, Sullins, Leadbeater and Matthews are $80,268, $71,596, $46,683, $39,980, and $57,268, respectively. These benefits assume the election of a retirement allowance payable as a straight life annuity to the participant.

     The Company also maintains the Commerce Executive Retirement Plan ("CERP"), effective January 1, 1995, to provide nonqualified deferred compensation for a select group of executives. The CERP is unfunded; benefits are payable from the assets of the Company. The Board of Directors may designate the CEO as a participant; other participants are selected by the CEO.

     A participant's benefit under the CERP is the amount by which (1) exceeds
(2), where (1) is the benefit that would be payable under Commerce Bancshares Retirement Plan if that benefit were calculated using the participant's total pay including any bonus deferred under a nonqualified deferred compensation plan maintained by the Company and without regard to the pay limit of Section 401(a)(17) of the Internal Revenue Code and (2) is the benefit actually payable under the Commerce Bancshares Retirement Plan.

     Compensation covered by the CERP for 1999 includes salary and bonuses as reported in the Summary Compensation Schedule. The compensation for 1999 covered by the CERP was: Mr. David Kemper $880,584; Mr. Jonathan Kemper $309,000; Mr. Sullins $346,500; Mr. Leadbeater $309,917; and Mr. Matthews $284,000.

     The estimated annual benefits payable under the CERP at normal retirement age for Messrs. David Kemper, Jonathan Kemper, Sullins, Leadbeater and Matthews are $233,079, $47,951, $18,124, $26,879 and $23,709, respectively. These benefits assume the election of a retirement allowance payable as a straight life annuity to the participant.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION:

     The Company's executive compensation policy is intended to be competitive with bank holding companies in geographic proximity, comparable asset size and considered as direct competitors with the Company so that total compensation received by the executive officers of the Company is believed to be comparable on a long-term basis. The policy is also intended to offer an incentive for performance for the Company's executive officers and managers, including the chief executive officer and the four other most highly paid executive officers (collectively with the chief executive officer, the "senior executives"). The overall compensation program is designed to retain and reward on both a short and long-term basis. In the case of the Chief Executive Officer, the Committee pays particular attention to the total compensation paid to the chief executive officers of the competing bank holding companies described above but taking into consideration the relative size of the companies and their financial returns. Statistical measurements including earnings per share, return on assets, return on equity, net income, and asset quality are considered over a one to five year time frame but not weighted in regard to base salary considerations.

     The three members of the Compensation and Benefits Committee are all non-employee directors. The principal elements of the Company's executive compensation program for the fiscal year ended December 31, 1999, applicable to the Company's executive officers, including the senior executives, were:

          (1) Salary levels are reviewed and determined annually. Consideration is given to the scope of responsibilities and to being comparable with similar positions with immediate competitors. In this regard, comparison is made with the compensation paid to the top five officers of comparable bank holding companies which, by virtue of their location, are considered immediate competitors. Factors included in the comparison are relative size of companies, the financial results obtained, both currently and over a period of time, and the experience and responsibility of the individuals. While the base salary compensation paid to the senior executives is somewhat below the average of the immediate competitors, the Committee believes such compensation is in line considering the relative size of the companies and also considering the Company's strong emphasis on long-term shareholder alignment through incentives such as stock options. In addition, the Committee reviews individual performance ratings, being the result of reviews conducted by an officer's superior. The Committee also considers responsibility changes, taking into account outstanding or improved performance. The Committee approves salary increases and salary levels after consideration of both internal and external information as set forth above. In establishing base salaries, the Committee does not assign any weight to any particular factor. The Committee conducted a total compensation study during 1999 and recommended base salary adjustments to certain executives.

          (2) Cash Bonus awards are considered annually. In awarding bonus payments, factors considered by the Compensation Committee include: (i) a review of the Company's financial performance as determined by the level of overall net income, as well as statistical measurements, return on assets, return on equity, asset quality and asset growth, as compared to internal trends and selected competitors; (ii) the value created for shareholders in both the most recent year and five year trends as determined by market price of the Company stock compared to the NASDAQ financial indices; and
     (iii) the performance of individuals to the extent measurable in meeting budget expectations. The Committee has established performance targets that affect the granting of and size of a bonus for the top executives of the Company. Performance of the Company in relation to competitors' performance is considered but not weighted in the granting of a bonus. The Chief Executive Officer is also subject to the previous measurements. Bonuses earned as a percentage of base salary for senior executives for 1999 performance ranged from 78.3% in the case of the chief executive officer to 4.0%. The Committee approved increases in the targeted bonus percent in 1999 for certain executives based on a study of total compensation.

          (3) Stock Options are also awarded annually. They are awarded to provide individuals with long-term incentives for profitable growth and closer align the Company's senior executives with the interest of the Company's shareholders. Retention and long-term reward are both factors considered in granting stock options. With respect to the amount of options to be granted, consideration is given to the scope of responsibility and the degree of its effect on the Company's performance as well as the degree of importance in providing incentive to the individual to stay with the Company over time. The Committee, in determining whether to grant options or in the granting of options, does not take into consideration the amounts of options previously granted or outstanding. However, the Company has implemented targeted guidelines in determining option awards to all participants in the option program including senior executives. Targeted percents range from 25% to 400% of base pay depending on the grade of the individual officer. Targeted percents may be exceeded when individual participants' performance exceed expectations. A new long term incentive component was added during 1999 based on a study reviewed by the Compensation and Benefit Committee. This new component is restricted stock awards based on the overall long-term performance of the Company.

     The overall executive compensation policy described above also applies to the compensation of the Chief Executive Officer. The Compensation and Benefits Committee reviews Mr. David Kemper's performance each year and makes recommendations to the board for any increases. Mr. Kemper completes a self-appraisal which the Committee considers before making its final recommendation. Several factors were considered in the review of Mr. Kemper's performance in 1999 with an overall focus on the increase in the franchise value of the company. The Committee noted that the Company exceeded budgeted earnings per share during 1999 with a growth rate of 13%. Besides financial performance the Committee also considered factors such as growth in the human capital of the organization, the continued reinvestment and improvement of the company's product offerings and the overall focus on risk management.

     The Compensation and Benefits Committee also reviews annually the total compensation of key executives to determine whether the Company's compensation package is competitive when compared to national survey data as well as a peer group of executives at bank holding companies in geographic proximity, comparable asset size and considered to be direct competitors with the Company. The Committee determined in 1999 that Mr. Kemper's total cash compensation was below the market average and recommended increases to both his base pay and target bonus percent. Mr. Kemper's base pay was increased from $565,000 to $600,000 and his target bonus percent was increased from 50% to 75% of base pay. The Committee presented its recommendations to the full Board at a meeting on July 30, 1999 where the Board approved the changes to Mr. Kemper's compensation and that of other key executives.

     The Internal Revenue Code ("Code") contains a limitation on the deductibility for tax purposes of certain executive compensation in excess of $1,000,000. The limitation contained in Section 162(m) of the Code applies to compensation paid to the executive officers of the Company named in the Summary Compensation Table. While this limitation was applicable to the compensation paid by the Company in 1999, the Committee, although aware of the provisions of
Section 162(m), was not required to address the provisions of that section since no officer of the Company was paid compensation in 1999 which would exceed $1,000,000 per year. By amending the NonQualified Stock Option Plan in 1995 to provide for a formula to determine the maximum number of options which may be granted in any one year to any one person, the income recognized on the exercise of a nonqualified stock option will qualify as "performance-based compensation" and will not be included in determining the compensation which is limited to $1,000,000.

     Executives other than senior executives also participate in both the bonus and stock option programs. Other elements of compensation offered to the senior executives and to all other eligible employees include participation in a 401(k) deferred contribution plan.

     Submitted by the Compensation and Benefits Committee of the Company's Board of Directors:

       Andrew C. Taylor            Giorgio Balzer            Mary Ann Krey

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION:

     The Compensation and Benefits Committee consists of three members of the Board of Directors of the Company, none of whom are officers of the Company. During 1999, the Committee consisted of Ms. Mary Ann Krey and Messrs. Giorgio Balzer and Andrew C. Taylor.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16 of the Securities Exchange Act of 1934, the Company's Directors and certain executive officers are required to report, within specified monthly and annual due dates, their initial ownership of the Company's common stocks and all subsequent acquisitions, dispositions or other transfers of interest in such securities, if and to the extent reportable events occur which require reporting by such due dates. The Company is required to identify in its proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. Based on that review, all of the Company's directors and all executive officers subject to the reporting requirements satisfied such requirements in full, except that Kevin G. Barth, a Senior Vice President of the Company, filed a monthly report on Form 4 relating to one transaction after the due date; and Terry O Meek, a director of the Company, filed a monthly report on Form 4 relating to one transaction after the due date. The Company's review determined that the late filings were due to inadvertent oversight and had been properly corrected.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS:

     Since the Company began operations in 1967, the accounting firm of KPMG LLP has examined and reported on the financial statements of the Company and has rendered certain non-audit services. The Board of Directors, upon the recommendation of its Audit Committee, has determined to continue the services of this firm for the current fiscal year, ending December 31, 2000, to examine the financial statements of the Company for the fiscal year ending on such date and to perform other appropriate accounting services. A member of KPMG LLP will attend the annual meeting and will have the opportunity to make a statement if desired. Such member will also be available to respond to questions of the shareholders.

SHAREHOLDER PROPOSALS:

     In order to be considered for inclusion in the proxy statement for the annual meeting of the Company to be held in April, 2001 shareholder proposals must be received by the Company on or prior to November 20, 2000.

OTHER MATTERS:

     The management does not know of any matter or business to come before the meeting other than that referred to in the notice of meeting but it is intended that, as to any such other matter or business, the person named in the accompanying proxy will vote said proxy in accordance with the judgment of the person or persons voting the same.

                                            By Order of the Board of Directors

                                            J. DANIEL STINNETT
                                            Secretary

March 16, 2000

PROXY
                           COMMERCE BANCSHARES, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jonathan M. Kemper and David W. Kemper, or either of them, as agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of shareholders to be held on April 19, 2000, or any adjournment thereof, on all matters coming before the meeting.

Election of Directors.  Nominees:               Change of address

Giorgio Balzer, Jonathan M. Kemper,     ------------------------------------
Mary Ann Krey, Terry O. Meek,
and L.W. Stolzer                        ------------------------------------

                                        ------------------------------------

                                        ------------------------------------
                                        (If you have written in the above space, please mark the corresponding box on the reverse side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE. IF YOU SIGN THE CARD AND DO NOT MARK A BOX, YOUR SHARES WILL BE VOTED IN FAVOR OF THE NOMINEES. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD.

                                                              [SEE REVERSE SIDE]


--------------------------------------------------------------------------------
                        - DETACH AND RETURN PROXY CARD -



                     IMPORTANT:  PLEASE VOTE AND SIGN YOUR
                  PROXY AND RETURN IT IN THE ENVELOPE PROVIDED

ANY SHAREHOLDER WHO IS RECEIVING MULTIPLE COPIES OF THE ANNUAL REPORT AND ANY OTHER MAILINGS FROM COMMERCE BANCSHARES, INC. ARE ENCOURAGED TO CALL FIRST CHICAGO TRUST COMPANY OF NEW YORK, OUR TRANSFER AGENT, AT 1-800-317-4445 FOR ASSISTANCE IN CONSOLIDATING COMMON OWNERSHIP POSITIONS. REDUCING MAILINGS WILL IMPROVE THE COMPANY'S OPERATING EFFICIENCIES.

      Please mark your
| X | vote as in this
      example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE
VOTED FOR THE ELECTION OF DIRECTORS.

                   FOR         WITHHELD

1. Election of     / /          / /
   Directors:
   (see reverse)

   For, except vote withheld from the following nominee(s):

   ------------------------------------------------------


                                                                             Change of
                                                                             Address on     / /
                                                                             Reverse Side

                                                               Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator trustee or guardian, please give full title as such. The signer to vote at said meeting or any adjournments thereof.


                                                               --------------------------------------------------------------------

                                                               --------------------------------------------------------------------
                                                                  SIGNATURE(S)                                       DATE

-----------------------------------------------------------------------------------------------------------------------------------
                                          /\ FOLD AND DETACH HERE /\











                                                IMPORTANT: PLEASE VOTE AND SIGN YOUR
                                            PROXY AND RETURN IT IN THE ENVELOPE PROVIDED
